Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214) 543-6611 John W. Sweet (414) 978-6467	Investors: The Ruth Group Stephanie Carrington/David Burke 646 536-7017/7009 scarrington@theruthgroup.com dburke@theruthgroup.com

Physicians Realty Trust Declares Quarterly Cash Dividend

Milwaukee, WI, March 27, 2014 — Physicians Realty Trust (NYSE: DOC) (the “Company”) announced today that the Company’s Board of Trustees has authorized and the Company has declared a quarterly cash dividend of $0.225 per common share for the quarter ending March 31, 2014.

Governor Tommy G. Thompson, Chairman of the Board of Trustees, stated, “Given the stable revenue we have continued to generate and the portfolio growth we have achieved, we declared a dividend of $0.225 per share for the first quarter of 2014. In a relatively short time, the Company has done an excellent job of sourcing high quality investment opportunities from our strong relationships and I look forward to our continued success.”

The dividend will be payable on April 25, 2014, to common shareholders of record on April 11, 2014.

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company intends to elect to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will” or other similar words or expressions. These forward-looking statements relate to the payment of the dividends. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.